Exhibit 99.1

WGNB Corp. Announces Financial Results for Q1 ’09

CARROLLTON, Ga.—(BUSINESSWIRE)—April 27, 2009—WGNB Corp. (NASDAQ: WGNB), the holding company for First National Bank of Georgia, reported a net loss of $1.6 million, or $0.31 per common share, for the first quarter ended March 31, 2009, compared to net income of $1.8 million, or $0.30 per diluted common share, for the first quarter ended March 31, 2008. The first quarter 2009 result is a marked improvement from a net loss of $3.3 million, or $0.59 per common share (excluding a non-cash goodwill impairment charge of $24.1 million), for the fourth quarter of 2008.

Commenting on the Company’s first quarter results, H. B. “Rocky” Lipham, III, Chief Executive Officer stated “the Bank’s core franchise remains intact with approximately $107 million of cash to meet the deposit and borrowing needs of our customers. We continue to open an average of 550 deposit accounts per month, and we are making new loans every day to help spur recovery in our local markets. In addition, the Company’s total risk-based capital remains above the industry “well-capitalized” guideline of 10%.”

Credit Quality
As of March 31, 2009, WGNB reported total nonperforming assets of $127.0 million, as compared to $122.0 million as of December 31, 2008. The Company’s level of criticized and classified assets (which includes nonperforming assets) has remained relatively unchanged over the past three quarters. The first quarter of 2009 reflects an increase in the number of sales contracts received versus the fourth quarter of 2008.  During the first quarter of 2009, the Bank received contracts on or negotiated sales for 24 properties in the amount of $6.0 million for an average of approximately 75% of the original loan balance. These contracts for sale are scheduled to close in April and May.

“While we are encouraged by the sale of our properties, the residential real estate downturn in our market is not over,” stated Lipham. “We remain aggressive in our collection and loan evaluation efforts. The level of new nonperforming assets and problem loans appears to be moderating. However, many of the Bank’s foreclosed properties and collateral dependent nonperforming loans must be reappraised in 2009.  These updated appraisals may be less than appraisals received during previous evaluation processes.  We have attempted to maintain market values on our properties through the ongoing evaluation process.  However, if valuations are less, we will incur further charge-down of carrying values.  At some point, prices will lure buyers into the market and sales will accelerate,” added Lipham.

Franchise Value and Outlook
“We are more optimistic, but continue to be realistic about the challenges facing the Company and banking industry for the remainder of 2009.  As many experts agree, the economy is not going to recover overnight and unemployment will have a significant impact on the speed at which the recovery takes place.  We continue to work diligently to improve our financial results by aggressively managing our nonperforming assets, exploring ways to strengthen our capital position, enhancing revenue, reducing expenses and diversifying our loan portfolio. By doing so, we believe we will be best positioned to continue our tradition of more than 60 years of dedicated service to our customers and maintain our number one deposit market share ranking in west Georgia,” concluded Lipham.

About WGNB Corp.
WGNB Corp. stock is traded on the NASDAQ Capital Market under the ticker, “WGNB”.  First National Bank of Georgia has fourteen locations in Carroll, Douglas and Haralson counties and reported total assets of $916 million at March 31, 2009.  The Bank is the largest and most enduring locally-owned community bank headquartered in west Georgia.

For more information about WGNB Corp and First National Bank of Georgia, visit our investor relations page on our website, www.wgnb.com or www.fnbga.com.  Interested parties may contact Steven J. Haack, Chief Financial Officer, via e-mail at shaack@fnbga.com.  If you prefer to contact us by mail you can do that by contacting Investor Relations at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.

Safe Harbor
Except for financial information contained in this press release, the matters discussed may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995.  The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information.  These risks and uncertainties include but are not limited to, general economic conditions, competition and other factors included in filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” ”likely,” and “anticipates” or similar expressions as they relate to WGNB Corp. (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company, from time to time, becomes aware of rumors concerning the Company or its business.  As a matter of policy, the Company does not comment on rumors.  Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company.  The Company complies with Federal and State law applicable to disclosure of information concerning the Company.  Investors may be at significant risk in relying on unsubstantiated information from other sources.

WGNB Corp.
Financial Highlights
(In Thousands, Except Per Share Data)

For the Year to Date	March 31, 2009 (unaudited)	March 31, 2008 (unaudited)
Total interest income	$10,239	$14,131
Total interest expense	5,798	6,819
Net interest income	4,441	7,312
Provision for loan loss	2,450	750
Net interest income after provision	1,991	6,562
Total other income	1,406	2,435
Total other expense	6,333	6,581
(Loss) earnings before income taxes	(2,936)	2,416
Income tax benefit (expense)	1,316	(585)
Net (loss) earnings	$(1,620)	$1,831
Per Share Data:
Common shares outstanding	6,058,007	6,057,594
Weighted average shares outstanding	6,058,007	6,057,594
Weighted average diluted shares outstanding	6,058,007	6,099,094
Net (loss) earnings per common share	(0.31)	0.30
Diluted net (loss) earnings per common share	(0.31)	0.30
Cash dividends declared on common stock	0.00	0.21
Book value per common share	7.17	13.32
Tangible book value per common share	6.39	8.49
At Period End:
Total assets	916,089	886,179
Cash and cash equivalents	107,340	22,872
Securities portfolio	100,751	118,557
Total loans	621,605	663,418
Allowance for loan losses	11,203	13,142
Non-performing assets	127,018	54,553
Foreclosed property (included in nonperforming)	47,753	14,721
Intangible assets	4,734	29,318
Deposits	787,101	703,083
Junior subordinated debentures	10,825	10,825
Total stockholders’ equity	55,393	80,717
Total tangible stockholders’ equity	50,659	51,399
Key Performance Ratios Year to Date:
Net interest margin, tax equivalent	2.40%	3.27%
Efficiency ratio	108.32%	67.52%
Asset Quality Ratios:
Non-performing assets/loans & OREO	18.97%	8.04%
Loan loss reserve/total loans	1.80%	1.98%
Loan loss reserve/non-performing loans	14.12%	33.01%
Loan loss reserve/total capital	20.22%	11.19%
NCO’s/average loans	1.63%	<0.01%
Capital Ratios:
Tangible equity/tangible assets	5.56%	6.00%
Tier 1 capital to average assets	6.86%	7.01%
Tier 1 capital to risk weighted assets	9.36%	8.99%
Total capital to risk weighted assets	10.61%	10.24%

Contact:	WGNB Corp., Carrollton
Steven J. Haack, 770/832-3557
shaack@fnbga.com
or
Media Contact for WGNB
Charity Aaron, 770/214-7208
caaron@fnbga.com